Exhibit 10.72

$1,000,000,000
AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 14, 2012,

Among

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,
as Borrower,
and

CAESARS ENTERTAINMENT CORPORATION,
as Lender

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 14, 2012 (this “Agreement”), among CAESARS ENTERTAINMENT OPERATING COMPANY, INC. (f/k/a Harrah’s Operating Company, Inc.), a Delaware corporation (the “Borrower”), and CAESARS ENTERTAINMENT CORPORATION (f/k/a Harrah’s Entertainment, Inc.), a Delaware corporation (the “Lender”).
WHEREAS, the Borrower has requested the Lender to extend credit in the form of revolving loans from time to time prior to the Maturity Date in an aggregate principal amount not to exceed $1,000,000,000;
WHEREAS, the Lender may, but is not obligated, to extend such credit in the form of revolving loans to the Borrower from time to time; and
WHEREAS, this Agreement has been duly adopted by the Boards of Directors (or committee delegated by the Board of Directors authority to approve this type of arrangement) of each of the Borrower and the Lender.
NOW, THEREFORE, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Margin” shall mean for any day with respect to any Loan, 3.00% per annum.
“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of this Agreement.
“BBA LIBOR” shall mean, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrowing” shall mean a group of Loans made on a single date and as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean $1,000,000.
“Borrowing Multiple” shall mean $500,000.
“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or Las Vegas, Nevada.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by the Lender (or, for purposes of Section 2.09(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.
“Charges” shall have the meaning assigned to such term in Section 6.09.
“Closing Date” shall mean November 14, 2012.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Article IV.
“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.
“Dollars” or “$” shall mean lawful money of the United States of America.
“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
“Event of Default” shall have the meaning assigned to such term in Section 5.01.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than a trade or business deemed to arise by virtue of entering into this Agreement, any other Loan Document or any of the transactions contemplated under such documents), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, and (c) in the case of the Lender making a Loan to the Borrower, any withholding tax (including any backup withholding tax) imposed by the United States federal government (or a jurisdiction as a result of such Lender being organized or having its principal office or applicable lending office in such jurisdiction or as a result of such Lender engaging in a trade or business in such jurisdiction for tax purposes (other than a trade or business deemed to arise by virtue of entering into this Agreement, any other Loan Document or any of the transactions contemplated under such documents)) that (x) is in effect and would apply to amounts payable hereunder to the Lender at the time the Lender becomes a party to such Loan to the Borrower (or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10(a) or Section 2.10(c)) or (y) is attributable to the Lender’s failure to comply with Section 2.10(d) or Section 2.10(e) with respect to such Loan.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.10(b) and 3.20 to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.
“Gaming Authority” means, in any jurisdiction in which the Borrower or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Property or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Indebtedness” of any person shall mean (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances and (h) all guarantees by such person of Indebtedness described in clauses (a) to (g) above.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
“Interest Payment Date” means the last Business Day of each March, June, September and December of each year and the Maturity Date.
“Interest Period” means, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or nine or twelve months if agreed to by the Lender or such period of shorter than one month as may be consented to by the Lender) thereafter, as selected by the Borrower; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Loan shall extend beyond the maturity date of such Loan.
Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Lender” shall have the meaning assigned to such term in the introductory paragraph hereto.
“lending office” shall mean the applicable branch, office or Affiliate of Lender designated by Lender to make Loans.
“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of the Borrower or any of its Subsidiaries.
“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Liquor Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.
“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.
“Loan Documents” shall mean this Agreement and any Note issued under Section 2.06(d).
“Loans” shall mean loans made by the Lender pursuant to Section 2.01.
“Local Time” shall mean Las Vegas, Nevada local time (daylight or standard, as applicable).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity and enforceability of any of the material Loan Documents or the rights and remedies of the Lender thereunder.
“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $150 million.
“Maturity Date” shall mean November 14, 2017.
“Maximum Rate” shall have the meaning assigned to such term in Section 6.09.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“New York Courts” shall have the meaning assigned to such term in Section 6.15.
“Note” shall have the meaning assigned to such term in Section 2.06(d).
“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to Lender under this Agreement and the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and the other Loan Documents.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Outstanding Amount” means with respect to any Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower or any ERISA Affiliate, and (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30‑day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto, other than Other Taxes.
“Transactions” shall mean, collectively the transactions to occur pursuant to or in connection with the Loan Documents, including (a) the execution and delivery of the Loan Documents, (b) the borrowings hereunder and (c) the payment of all fees and expenses to be paid in connection with the foregoing.
“Unfunded Pension Liability” means, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
SECTION 1.03    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Local Time.

ARTICLE II
The Credits
SECTION 2.01    Revolving Loans. Subject to the terms and conditions set forth herein, the Lender may agree, in its sole discretion, to make Loans to the Borrower in Dollars from time to time during the Availability Period. Subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02    Loans and Borrowings. A Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and that is an integral multiple of the Borrowing Multiple or, if less, in an aggregate amount approved by the Lender.
SECTION 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Lender of such request not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing (or such lesser time acceptable to the Lender). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(iv)    the location and number of the Borrower’s account to which funds are to be disbursed.
If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration. At the end of each Interest Period with respect to a Borrowing, if the Borrower does not elect a different Interest Period within three (3) Business Days of the end of such Interest Period, then such Borrowing shall be continued with an Interest Period of three month’s duration.
SECTION 2.04    Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder available to the Borrower in immediately available funds not later than 10:00 a.m., Local Time, on the Business Day specified in the applicable Borrowing Request by crediting the amounts to an account of the Borrower as specified in the Borrowing Request.
SECTION 2.05    Termination of Agreement.
(a)    Unless previously terminated, this Agreement shall terminate on the Maturity Date.

(b)    The Borrower may at any time terminate this Agreement; provided, that the Borrower shall not terminate this Agreement if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07, there shall be any Loans outstanding thereafter.
(c)    The Borrower shall notify the Lender of any election to terminate this Agreement under clause (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof.
SECTION 2.06    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan to the Borrower on the Maturity Date.
(b)    The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(d)    The Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender in a form approved by the Lender and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the Lender, the Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.07    Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice to the Lender not less than one Business Day prior to the date of prepayment.
SECTION 2.08    Interest.
(a)    The Loans shall bear interest at the BBA LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal 2% plus the rate otherwise applicable to Loans as provided in paragraph (a) of this Section; provided, that this paragraph (b) shall not apply to any Event of Default that has been waived by the Lender.
(c)    Except as otherwise set forth in paragraph (d) of this Section, accrued interest on each Loan shall be payable in cash in arrears (i) on each Interest Payment Date and (ii) upon termination of this Agreement; provided, that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    The Borrower may elect not to pay accrued interest in cash as set forth in paragraph (c) of this Section and in such case, accrued interest shall be added to the Outstanding Amount of the Loans as of the applicable Interest Payment Date and shall thereafter bear interest at the BBA LIBOR for the Interest Period in effect as of the applicable Interest Payment Date plus the Applicable Margin.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 2.09    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or
(ii)    impose on the Lender or the London interbank market any other condition affecting this Agreement or Loans made by the Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Promptly after the Lender has determined that it will make a request for increased compensation pursuant to this Section 2.09, the Lender shall notify the Borrower thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    The foregoing provisions of this Section 2.09 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.10.
SECTION 2.10    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without withholding or deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the Borrower shall make such withholding or deductions and (iii) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    The Borrower shall indemnify the Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), and any Other Taxes (including Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(d)    If the Lender is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, to the extent the Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law, or as may reasonably be requested by the Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that, with respect to any withholding tax imposed by any jurisdiction other than the United States, the Lender shall not be required to provide any documentation if the Lender reasonably determines that doing so would be materially disadvantageous to the Lender.
(e)    If the Lender has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out‑of‑pocket expenses of the Lender (including any Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 2.10 shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Lender be required to pay any amount to the Borrower, the payment of which would place the Lender in a less favorable net after tax position than the Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.11    Payments Generally.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.09 or 2.11, or otherwise) without condition or deduction for any defense, recoupment, set‑off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)    If at any time insufficient funds are received by and available to the Lender from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder and (ii) second, towards payment of principal of Loans then due from the Borrower hereunder.
SECTION 2.12    Mitigation Obligations. If the Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.10, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.10, as applicable, in the future and (ii) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
ARTICLE III
Representations and Warranties
On the date of each Credit Event, the Borrower represents and warrants to the Lender that:

SECTION 3.01    Organization; Powers. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.
SECTION 3.02    Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate or stockholder action required to be obtained by the Borrower and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or by‑laws of the Borrower, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower is a party or by which any of them or any of their property is or may be bound or (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.03    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions or the exercise by the Lender of its rights under the Loan Documents, except for (a) such actions, consents and approvals under Gaming Laws or from Gaming Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (b) such as have been made or obtained and are in full force and effect and (c) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05    No Material Adverse Effect. After the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
SECTION 3.06    Litigation; Compliance with Laws.
(a)     There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any business, property or rights of the Borrower which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    None of the Borrower and its properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.12), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    The Borrower is in compliance in all material respects with all Gaming Laws that are applicable to it and its businesses.
SECTION 3.07    Federal Reserve Regulations.
(f)    The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(g)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
SECTION 3.08    Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.09    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for general corporate purposes.

SECTION 3.10    Tax Returns.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower has filed or caused to be filed all federal, state, local and non‑U.S. Tax returns required to have been filed by it and each such Tax return is true and correct;
(d)    The Borrower has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due) with respect to all periods or portions thereof ending on or before the Closing Date including in its capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(e)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to the Borrower, there are no claims being asserted in writing with respect to any Taxes.
SECTION 3.11    Employee Benefit Plans. (I) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any material Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Borrower and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) the Borrower has not engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Borrower to tax.
(a)    The Borrower is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(b)    Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liability to the Borrower.
SECTION 3.12    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by the Borrower, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws, in each case relating to the Borrower, (ii) the Borrower has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased or formerly owned, operated or leased, by the Borrower that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower under any Environmental Laws and (iv) there are no agreements in which the Borrower has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Lender prior to the date hereof.
SECTION 3.13    Solvency.
(a)    On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)    On the Closing Date, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.
SECTION 3.14    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower; (b) the hours worked and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower (or any predecessor) is a party or by which the Borrower (or any predecessor) is bound.
SECTION 3.15    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
ARTICLE IV
Conditions of Lending
The obligations of the Lender to make Loans hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:
SECTION 4.01    All Credit Events. On the date of each Borrowing:
(b)    The Lender shall have received a Borrowing Request as required by Section 2.03.
(c)    The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(d)    At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
ARTICLE V
Events of Default
SECTION 5.01    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):
(a)    any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or in the payment of any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
(d)    default shall be made in the due observance or performance by the Borrower of any condition or agreement contained in any Loan Document (other than those specified in paragraphs (b) and (c) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;
(e)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets the Borrower or (iii) the winding‑up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(g)    the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;
(h)    the failure by the Borrower to pay one or more final judgments aggregating in excess of $150 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties the Borrower to enforce any such judgment;
(i)    (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) the Borrower shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Borrower to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(j)    any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower not to be a legal, valid and binding obligation of any party thereto,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Lender, may, by notice to the Borrower, take any or all of the following actions, at the same or different times: declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (f) or (g) above, the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VI
Miscellaneous
SECTION 6.01    Notices; Communications.
(d)    Except in the case of notices and other communications permitted to be given by telephone (and except as provided in Section 6.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower,
Caesars Entertainment Operating Company, Inc.
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel
Tel: 702-407-6393
Fax: 702-407-6418

(ii)    if to the Lender,
Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel
Tel: 702-407-6393
Fax: 702-407-6418

(e)    Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(f)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.
(g)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 6.02    Survival of Agreement. All agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as this Agreement has not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.10, 2.11 and 6.04) shall survive the payment in full of the principal and interest hereunder and the termination of this Agreement.
SECTION 6.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and when the Lender shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

SECTION 6.04    Successors and Assigns.
(h)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 6.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(i)    The Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower; provided, that no consent of the Borrower shall be required for an assignment to an affiliate of a Lender or, if an Event of Default has occurred and is continuing. Any assignment by Lender will be pursuant to customary assignment documents reasonably acceptable to the Borrower and Lender.
SECTION 6.05    Expenses.
(f)    The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents, or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder.
(g)    Except as expressly provided in Section 6.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.10, this Section 6.05 shall not apply to Taxes, except taxes that represent damages or losses resulting from a non-Tax claim.
(h)    The agreements in this Section 6.05 shall survive the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 6.06    Right of Set‑off. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of the Lender under this Section 6.06 are in addition to other rights and remedies (including other rights of set‑off) that the Lender may have.
SECTION 6.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.08    Waivers; Amendment.
(c)    No failure or delay of the Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.
(d)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
SECTION 6.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to the Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to the Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 6.10    Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 6.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.
SECTION 6.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 6.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 6.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Lender) shall be as effective as delivery of a manually signed original.
SECTION 6.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.15    Jurisdiction; Consent to Service of Process.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that Borrower agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that the Lender has contacts with the State of New York), and (b) in any such action or proceeding brought against the Borrower in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude the Borrower from asserting or seeking the same in the New York Courts.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 6.16    Application of Gaming Laws.
(a)    This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing, the Lender acknowledges that (i) it is subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities.

(b)    The Lender agrees to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Loan or Loan Documents.
SECTION 6.17    Original Credit Agreement; Effectiveness of Amendment and Restatement. This Agreement amends and restates that certain Credit Agreement dated as of August 1, 2008 between the Borrower and the Lender (the “Original Credit Agreement”). All Loans outstanding under the Original Credit Agreement on and as of the Closing Date shall remain outstanding or funded, as applicable, hereunder on the terms set forth herein. The Borrower and Lender confirm that the amendment and restatement of the Original Credit Agreement pursuant to this Agreement shall not constitute a novation of the Original Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.
CAESARS ENTERTAINMENT CORPORATION, as Lender

By:	/s/Eric A. Hession_______________________ Name: Eric A. Hession Title: Senior Vice President and Treasurer
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,
as Borrower

By:	/s/ Eric A. Hession______________________ Name: Eric A. Hession Title: Senior Vice President and Treasurer